UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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P & F Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 31, 2006

To the Stockholders of
P&F Industries, Inc.:

The Annual Meeting of Stockholders of P&F Industries, Inc. will be held at the Conference Center at 445 Broadhollow Road, Melville, New York on Wednesday, May 31, 2006 at 10:00 A.M., for the following purposes:

(1)   To elect three directors to hold office for three years;

(2)   To approve the Executive 162(m) Bonus Plan; and

(3)   To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In accordance with the provisions of the Company’s By-Laws, the Board of Directors has fixed the close of business on April 17, 2006 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By order of the Board of Directors
JOSEPH A. MOLINO, JR.
Secretary

Dated:	April 24, 2006
Melville, New York

TABLE OF CONTENTS

EXECUTIVE COMPENSATION	2
Summary Compensation Table	2
Option/SAR Grants in Last Fiscal Year	2
Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values	3
Employment Agreement with Executive Officer	3
2002 Stock Incentive Plan	3
OWNERSHIP OF EQUITY SECURITIES	4
TRANSACTIONS WITH MANAGEMENT AND OTHERS	5
ELECTION OF DIRECTORS	5
Information as to Directors and Nominees for Directors	6
Meetings and Committees of the Board of Directors	7
Director Compensation	8
EXECUTIVE OFFICERS OF THE REGISTRANT	8
CORPORATE GOVERNANCE	8
Director Independence	9
Independent Directors	9
Audit Committee	9
Compensation Committee	10
Nominating Committee	10
Code of Business Conduct and Ethics	11
Directors’ Attendance at Annual Meetings of Stockholders	12
Communication with the Board of Directors	12
REPORT ON EXECUTIVE COMPENSATION	13
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	15
COMPANY STOCK PERFORMANCE GRAPH	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
PROPOSAL TO APPROVE THE COMPANY’S EXECUTIVE 162(M) BONUS PLAN	17
CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	20
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	20
STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR 2007 ANNUAL MEETING	21
ADDITIONAL INFORMATION AND OTHER MATTERS	22

i

P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of P&F Industries, Inc. (the “Company”) to be used at the meeting of stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 31, 2006 at 10:00 A.M., at the Conference Center at 445 Broadhollow Road, Melville, New York, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the Annual Meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. The Company anticipates mailing this proxy statement and the accompanying proxy to stockholders on or about April 24, 2006.

As of April 17, 2006, there were 3,577,760 shares of the Company’s Class A Common Stock, $1.00 par value (the “Class A Common Stock”), outstanding. Each share of Class A Common Stock is entitled to one vote. Only holders of record of Class A Common Stock at the close of business on April 17, 2006 will be entitled to notice of, and to vote at, the Annual Meeting. The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such service) may solicit proxies by telephone or otherwise.

All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, such proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxies solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company set forth herein, and for approval of the Executive 162(m) Bonus Plan. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in the discretion of the person or persons holding such proxy.

With regard to the election of directors, votes may be cast in favor or withheld, and directors shall be elected by a plurality of the votes cast for such individuals. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

Stockholders may expressly abstain from voting on Proposal 2 by so indicating on the Proxy. Abstentions and instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners of shares of Class A Common Stock who have not returned a proxy (“broker non-votes”) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as present in the tabulation of votes on each of the proposals presented to the stockholders. Broker non-votes will not be counted for the purpose of determining whether a particular proposal has been approved. Since Proposal 2 requires the approval of a majority of the Class A Common Stock present in person or represented by Proxy at the Annual Meeting and entitled to vote (assuming a quorum is present at the Annual Meeting), abstentions will have a negative vote while broker non-votes will have no effect.

EXECUTIVE COMPENSATION

The following table sets forth all cash and non-cash compensation for each of the past three fiscal years awarded to or earned by the Chairman of the Board and Chief Executive Officer and the other executive officer whose aggregate compensation exceeded $100,000.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Securities
					Underlying	All Other
				Other Annual	Options/SARs	Compensation
Name and Principal Position	Year	Salary	Bonus	Compensation	(#)	($)(1)
Richard A. Horowitz	2005	861,000	959,638	—	—	15,600
Chairman of the Board,	2004	820,000	728,090	—	100,000	15,200
President and Chief	2003	760,000	562,019	—	—	14,800
Executive Officer
Joseph A. Molino, Jr.	2005	278,250	284,709	—	20,000	15,600
Vice President, Chief	2004	265,000	159,508	—	10,000	15,200
Operating Officer and	2003	245,000	122,178	—	—	14,800
Chief Financial Officer

(1)          Mr. Horowitz and Mr. Molino are covered by a Company-sponsored defined contribution retirement plan (the “Plan”). The Plan covers all eligible employees of the Company who do not receive retirement benefits under a collective bargaining agreement. Contributions made on behalf of each of Messrs. Horowitz and Molino were $15,600, $15,200 and $14,800 for 2005, 2004 and 2003, respectively.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information concerning options granted during the fiscal year ended December 31, 2005 to the executive officers named in the Summary Compensation Table.

				Potential Realizable Value at Assumed
				Annual Rates of Stock Price
Individual Grants				Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In 2005	Exercise Price Per Share	Expiration Date	5%	10%
Joseph A. Molino, Jr.	20,000	72.7%	$16.68	July 1, 2015	$543,399	$865,272

The following table shows the number and value of unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 2005. Neither of the executive officers named in the Summary Compensation Table exercised any options during the last fiscal year. During 2005, the Board of Directors granted options to employees to purchase an aggregate of 27,500 shares of its Class A Common Stock.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

	Number of Securities Underlying Unexercised Options/SAR’s at Fiscal Year-End(#)	Value of Unexercised In-the-Money Options/SAR’s at Fiscal Year-End($)(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Richard A. Horowitz	360,356/58,144	1,751,937/257,754
Joseph A. Molino, Jr.	55,995/14,005	231,275/0

(1)          Represents the difference between the closing market price of the Class A Common Stock at December 31, 2005 of $12.00 per share and the exercise price per share multiplied by the number of in-the-money options at December 31, 2005.

Employment Agreement with Executive Officer

Effective as of May 30, 2001, the Company entered into an employment agreement (the “Horowitz Employment Agreement”) with Richard A. Horowitz. The Horowitz Employment Agreement provides for Richard Horowitz to serve as President of the Company for a term expiring on May 30, 2008, unless sooner terminated pursuant to the provisions of the Horowitz Employment Agreement. Pursuant to the Horowitz Employment Agreement, Richard Horowitz will receive a minimum annual salary of $675,000. Mr. Horowitz is also eligible to receive such increases in base compensation as the Board of Directors may from time to time grant to him and to receive such bonuses as the Board of Directors, in its discretion, may allocate to him. Mr. Horowitz is expected to receive an annual salary of $861,000 for the year ending December 31, 2006. In the event of a “discharge” following a “change in control” of the Company (as each term is defined in the Horowitz Employment Agreement), Richard Horowitz will receive his annual salary and all benefits to which he is entitled under the Horowitz Employment Agreement for the remainder of the term thereof or a lump sum severance allowance in an amount equal to 2.99 times his “annualized includable compensation for the base period” (as defined in the Internal Revenue Code of 1986, as amended).

On October 24, 2005, the Company and Richard A. Horowitz entered into an amendment (the “Amendment”) of the Horowitz Employment Agreement, eliminating the obligation of the Company to maintain a split-dollar life insurance policy on the life of Richard A. Horowitz (the “Life Insurance Policy”), and providing that the Company shall make an annual payment in the amount of $45,064 to Richard A. Horowitz commencing in 2006 and ending in 2016.

Contemporaneously with the Amendment, the Company entered into an agreement with the 1994 Richard A. Horowitz Family Trust (the “Trust”) and Richard A. Horowitz, pursuant to which the parties agreed to terminate the assignment of the Life Insurance Policy by the Trust to the Company, and the Trust agreed to direct the insurance company that issued the Life Insurance Policy to pay the Company the amount of $178,839, such amount being equal to the Company’s net equity in the Life Insurance Policy.

2002 Stock Incentive Plan

The Company’s 2002 Stock Incentive Plan provides that in the event of a change in control, notwithstanding any vesting schedule with respect to an award of options or restricted stock, such option shall become immediately exercisable with respect to 100% of the shares subject to such option, and the restricted period shall expire immediately with respect to 100% of such shares of restricted stock. The 2002 Stock Incentive Plan further provides that in the event of a change in control, all other awards shall become fully vested and/or payable to the fullest extent of any award or portion thereof that has not then expired, and any restrictions with respect thereto shall expire.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth the beneficial ownership of Class A Common Stock as of April 17, 2006, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (i) each director and nominee for director, (ii) the executive officers listed in the Summary Compensation Table (Richard A. Horowitz and Joseph A. Molino, Jr. are the only executive officers of the Company), (iii) each person known by the Company to be the beneficial owner of more than 5% of the Class A Common Stock, and (iv) all directors and executive officers as a group. Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Class A Common Stock indicated. Except as indicated in the applicable footnotes, the address of each beneficial owner is in the care of the Company, 445 Broadhollow Road, Suite 100, Melville, New York 11747.

	Amount
	and Nature		Percent
	Beneficial		of
Name and Address of Beneficial Owner	Ownership		Class
Robert L. Dubofsky	22,000	(1)(2)	*
Jeffrey D. Franklin	2,000	(2)	*
Alan I. Goldberg	2,300	(2)	*
Sidney Horowitz	264,731	(2)(3)(4)	7.4
Richard A. Horowitz	1,408,361	(5)	35.6
Dennis Kalick	2,000	(2)	*
Joseph A. Molino, Jr.	62,490	(6)	1.7
Kenneth M. Scheriff	2,000	(2)	*
Mitchell A. Solomon	2,000	(2)	*
Robert M. Steinberg	2,000	(2)	*
Marc A. Utay	72,000	(2)	2.0
FMR Corp.	337,600	(7)	9.4
Steel Partners II L.P.	351,085	(8)	9.8
Lawndale Capital Management, LLC	394,280	(9)	11.0
All directors and executive officers as a group (11 persons)	1,841,882	(10)	45.7

*                    Less than 1%.

(1)          Includes 5,000 shares owned by his child.

(2)          Includes 2,000 shares issuable upon the exercise of stock options.

(3)          The address of Sidney Horowitz is 20596 Links Circle, Boca Raton, Florida 33434.

(4)          Includes 99,988 shares owned by Grace Horowitz, wife of Sidney Horowitz, individually and as trustee for their daughter, and 400 shares owned by The Sidney and Grace Horowitz Foundation. Sidney Horowitz disclaims beneficial ownership of the 99,988 shares owned by Grace Horowitz individually and as trustee for the daughter of Grace Horowitz and Sidney Horowitz.

(5)          Includes (i) 660,200 shares owned by The Estate of Linda Horowitz, (ii) 22,200 shares owned jointly by Richard A. Horowitz and his daughter, and (iii) 10,000 shares owned by The Linda and Richard Horowitz Foundation. Mr. Horowitz is the executor of The Estate of Linda Horowitz. This also includes 377,022 shares issuable upon the exercise of stock options.

(6)          Includes 61,990 shares issuable upon the exercise of stock options.

(7)          Information obtained from a Schedule 13G, dated February 14, 2006, filed with the Securities and Exchange Commission by FMR Corp. and Edward C. Johnson 3d. FMR Corp. and Edward C. Johnson 3d each have sole power to dispose or to direct the disposition of all shares held. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)          Information obtained from a Schedule 13D, dated January 8, 2002, filed with the Securities and Exchange Commission by Steel Partners II, L.P. and Warren Lichtenstein and a Form 4, dated January 9, 2003, filed by Steel Partners II, L.P. with the Securities and Exchange Commission. According to the Schedule 13D, Steel Partners II, L.P. and Warren Lichtenstein have sole voting and sole dispositive power over all shares held. The address of Steel Partners II, L.P. is 750 Lexington Avenue, 27th Floor, New York, New York 10022.

(9)          Information obtained from a Schedule 13G, dated January 26, 2006, filed with the Securities and Exchange Commission by Lawndale Capital Management, LLC, Andrew E. Shapiro, Diamond A Partners, L.P. and Diamond A Investors, L.P. Lawndale Capital Management, LLC shares voting and dispositive power with Andrew E. Shapiro with respect to 394,280 shares, Diamond A Partners, L.P. with respect to 346,096 shares and Diamond A Investors, L.P. with respect to 48,184 shares. The address of each of the foregoing entities is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941.

(10)   Includes 457,012 shares issuable upon the exercise of stock options.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company and Sidney Horowitz are parties to a Consulting Agreement, which will terminate on October 31, 2006, pursuant to which Mr. Horowitz receives $75,000 in annual consulting fees.

BWD Group LLC, an insurance brokerage group of which Robert L. Dubofsky is Managing Director and a principal, provides certain insurance brokerage services to the Company. It is presently anticipated that such firm will continue to provide such services and will receive fees for its services at rates and in amounts not greater than would be paid to unrelated insurance brokerage firms performing similar services.

PROPOSAL 1

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors constituting the Board of Directors, serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of ten members, with two classes consisting of three directors and one class consisting of four directors.

During 2006, the term of a class consisting of three directors expires. Management proposes that Messrs. Jeffrey D. Franklin, Sidney Horowitz and Dennis Kalick, whose terms of office expire in 2006, be re-elected as directors to serve for terms to expire at the 2009 Annual Meeting of Stockholders. Unless otherwise indicated, the enclosed proxy will be voted for the election of such nominees. Should any of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

Directors will be elected by the plurality vote of the holders of the Class A Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

The Board of Directors Recommends that Stockholders Vote
FOR the Foregoing Nominees.

Information as to Directors and Nominees for Directors

Set forth below is the name and age of each nominee for director and each director currently in office and whose term continues, his principal occupation, the year each became a director of the Company and a description of his principal occupation for the past five years. The information set forth below is as of April 24, 2006.

Name	Age	Served as Director Continuously Since
Nominees to Serve in Office Until 2009 Annual Meeting of Stockholders:
Jeffrey D. Franklin	52	2004
Sidney Horowitz	85	1963
Dennis Kalick	54	1997
Directors to Continue in Office Until 2008 Annual Meeting of Stockholders:
Robert L. Dubofsky	66	1990
Kenneth M. Scheriff	56	2005
Mitchell A. Solomon	46	2004
Marc A. Utay	46	1992
Directors to Continue in Office Until 2007 Annual Meeting of Stockholders:
Richard A. Horowitz	56	1975
Alan I. Goldberg	56	1998
Robert M. Steinberg	63	2000

Jeffrey D. Franklin has been a Vice President and the Chief Financial Officer of Executive Charge Inc., a company providing billing and administrative services for affiliated corporations in the transportation, package delivery, radio communications and real estate management industries, for more than the past five years. Mr. Franklin is a Certified Public Accountant licensed in the State of New York.

Sidney Horowitz has been Chairman Emeritus of the Board of Directors since November 1995 and was Chairman of the Board of Directors and Chief Executive Officer of the Company from 1968 to November 1995. Sidney Horowitz is the father of Richard A. Horowitz.

Dennis Kalick has been engaged in the private practice of providing accounting, tax and estate planning services with Dennis Kalick & Associates, Inc. (or a predecessor firm) since 1973.

Robert L. Dubofsky has been Managing Director of BWD Group LLC (formerly Blumencranz, Klepper, Wilkins & Dubofsky, Ltd.), an insurance brokerage group, since May 1992.

Kenneth M. Scheriff has been the Executive Vice President of the Commercial Loan Group of State Bank of Long Island, a commercial bank listed on the American Stock Exchange, since 2005, and has been employed in an executive capacity with the bank since 1995. Mr. Scheriff also serves as Chairman of the board of directors and Vice President/Secretary of Studebaker Worthington Leasing Corp., and as a director of State Title Agency LLC, both of which are subsidiaries of State Bank.

Mitchell A. Solomon has been President of EBY Electro, Inc., a manufacturer of electric and electronic connectors and power supplies, for more than the past five years.

Marc A. Utay has been a Managing Partner of Clarion Capital Partners, LLC, a private equity firm, since October 1999. From May 1993 until October 1999, Mr. Utay was a Managing Director of Wasserstein Perella Co., Inc., an investment banking firm. Mr. Utay serves as a director of IMAX Corporation.

Richard A. Horowitz has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1995 and has been President of the Company since 1986.

Alan I. Goldberg has been President of Larkspur America, Inc., a real estate investment company, since 1997. From 1977 until 1997, Mr. Goldberg was President of About Sportswear, Inc., an apparel manufacturer.

Robert M. Steinberg has been Chief Executive Officer of Xtra Card Services, Inc., a healthcare services company, since June 2000. Mr. Steinberg served as President and Chief Operating Officer of Reliance Group Holdings, Inc. from January 1997 until November 1999. Mr. Steinberg served as Chairman of the Board and Chief Executive Officer of Reliance Insurance Company from 1984 to November 1999 and served as Vice Chairman of Reliance Insurance Company from November 1999 until July 2000. On June 11, 2001, Reliance Group Holdings, Inc. filed a voluntary petition for relief under Chapter 11, Title 11, United States Code, in the Bankruptcy Court for the Southern District of New York. On January 25, 2001, Reliance Insurance Company consented to the entry of an Order of Supervision pursuant to which it was placed under supervision of the Insurance Commissioner of the Commonwealth of Pennsylvania.

Meetings and Committees of the Board of Directors

During 2005, the Board of Directors held fifteen meetings and acted by unanimous written consent on one occasion. Other than Mr. Novikoff, who was a director of the Company until May 25, 2005, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees on which he served.

During 2005, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee. During 2005, the members of the Compensation Committee were Messrs. Goldberg (Chairman) and Solomon. The current members of the Compensation Committee are Messrs. Goldberg (Chairman) and Solomon. During 2005, the Compensation Committee held ten meetings.

During 2005, the members of the Nominating Committee were Messrs. Utay (Chairman) and Dubofsky. The current members of the Nominating Committee are Messrs. Utay (Chairman) and Dubofsky. During 2005, the Nominating Committee held two meetings.

During 2005, the members of the Stock Option Committee were Messrs. Solomon and Goldberg. The current members of the Stock Option Committee are Messrs. Solomon and Goldberg. During 2005, the Stock Option Committee held one meeting. The Stock Option Committee administers the Company’s 2002 Stock Incentive Plan.

During 2005, the members of the Audit Committee were Messrs. Franklin (Chairman), Goldberg and Solomon. The current members of the Audit Committee are Messrs. Franklin (Chairman), Goldberg and Solomon.

Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the NASDAQ listing standards and applicable Securities and Exchange Commission (“SEC”) rules. For more information on the NASDAQ standards for independence, see “Corporate Governance-Director Independence” in this Proxy Statement. The Board of Directors has further determined that (i) all members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, and (ii) Jeffrey D. Franklin is an audit committee financial expert within the meaning of applicable SEC rules. The Audit Committee appoints the Company’s independent registered public accounting firm, reviews the overall scope and the results of the Company’s annual audit and reviews the Company’s overall internal controls. During 2005, the Audit Committee held six meetings, all of which were attended by the Company’s independent registered public accountants, to discuss the scope and results of the annual audit, quarterly reviews and issues of accounting policy and internal controls.

Director Compensation

During 2005, each director who was not an employee of the Company or any of its subsidiaries received an annual retainer fee of $7,500 plus $1,250 for each meeting of the Board of Directors or Audit Committee attended in person, except that no Audit Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. Upon initial election to the Board of Directors, each director who is not an employee of the Company receives an option to purchase 2,000 shares of Class A Common Stock. Directors who are also officers of the Company are not compensated for their duties as directors.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below is the name and age of each executive officer of the Company. The information set forth below is as of April 24, 2006.

Name	Age	Title
Richard A. Horowitz	56	Chairman of the Board, President, Chief Executive Officer and Assistant Treasurer
Joseph A. Molino, Jr.	42	Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Each of the foregoing Executive Officers was elected by the Board of Directors to serve until his successor is chosen and qualified.

Mr. Horowitz serves as an executive officer of the Company under the terms of an employment agreement expiring in May 2008. (See “Employment Agreement with Executive Officer” below.)

Mr. Molino has been Vice President and Chief Financial Officer of the Company since December 1997, and was appointed to serve as Chief Operating Officer of the Company in May 2005. From July 1990 until November 1997, Mr. Molino was chief financial officer of several small private manufacturing and service companies.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, NASDAQ has adopted changes to its corporate governance and listing requirements.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with NASDAQ rules, are comprised, in part, of those objective standards set forth in the NASDAQ rules, which generally provide that the following persons shall not be considered independent: (a) a director who is, or at any time during the past three years was, employed by the company or a parent or subsidiary of the company; (b) a director who accepted or who has a family member (defined as a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home) who accepted any payments from the company or any parent or subsidiary of the company in excess of $60,000 during the current or any of the past three years (other than certain permitted payments); (c) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company as an executive officer; (d) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (other than certain permitted payments); (e) a director of the listed company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the listed company serve on the compensation committee of such other entity; or (f) a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years. In addition to these objective standards and in compliance with NASDAQ rules, no director will be considered independent who has a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors exercises appropriate discretion in identifying and evaluating any such relationship.

The Board of Directors, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s current “independent” directors are: Robert L. Dubofsky, Jeffrey D. Franklin, Alan I. Goldberg, Kenneth M. Scheriff, Mitchell A. Solomon, Robert M. Steinberg and Marc A. Utay.

Independent Directors

•       A majority of the members of the Company’s Board of Directors have been determined to meet the NASDAQ’s standards for independence. See “Director Independence” above.

•       The Company’s independent directors shall hold annually at least two formal meetings independent from management. The independent directors will choose a director to preside at non-management sessions of the Board of Directors.

Audit Committee

•       All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NASDAQ and applicable SEC rules. See “Director Independence” above.

In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of

1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

•       The Board of Directors has determined that Jeffrey D. Franklin is an audit committee financial expert within the meaning of applicable SEC rules.

•       Grant Thornton LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.

•       The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accountants prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

•       The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.

•       The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter is attached as Appendix A to the Company’s Proxy Statement with respect to the Annual Meeting of Stockholders held on May 26, 2004. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.

Compensation Committee

•       All members of the Compensation Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

•       The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter is attached as Appendix B to the Company’s Proxy Statement with respect to the Annual Meeting of Stockholders held on May 26, 2004. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.

Nominating Committee

•       All members of the Nominating Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above.

•       The Nominating Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.

Once the Nominating Committee has identified prospective nominees, background information is elicited about the candidates, following which they are interviewed and evaluated by the Committee, which then reports to the Board of Directors.

•       The Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter is attached as Appendix C to the Company’s Proxy Statement with respect to the Annual Meeting of Stockholders held on May 26, 2004. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.

The Nominating Committee does not consider individuals nominated by stockholders for election to the Board. However, the Company’s By-Laws provide that, subject to the rights of the holders of any class or series of stock having a preference over the Class A Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s principal place of business (445 Broadhollow Road, Suite 100, Melville, New York 11747) not later than (i) with respect to an election to be held at an annual meeting of stockholders, not more than 180 or less than 120 days in advance of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting; and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address as they appear in the Company’s books of the stockholder who intends to make the nomination; (b) the name and address of the person or persons to be nominated; (c) a representation of the stockholder listing the class and number of shares of stock of the Company beneficially held by him or her and that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to Schedule 14A of the Exchange Act had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (f) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. See “Stockholder Nominations for Board Membership and Other Proposals for 2007 Annual Meeting.”

Code of Business Conduct and Ethics

•       The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

•       Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors, and will be posted on the Company’s Web site at www.pfina.com.

•       The Code of Business Conduct and Ethics is attached as Appendix D to the Company’s Proxy Statement with respect to the Annual Meeting of Stockholders held on May 26, 2004. Copies of the Code can be obtained free of charge from the Company’s Web site at www.pfina.com.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of Company’s Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. Other than Neil Novikoff, who was not nominated for re-election in 2005, all members of the Board of Directors who were then directors attended the Company’s 2005 Annual Meeting of Stockholders.

Communication with the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, or the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating Committee, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Communication(s) directed to members of the Board of Directors who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews, recommends and approves changes to the Company’s compensation policies and benefits programs, administers the Company’s executive compensation program and otherwise seeks to ensure that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented.. The Compensation Committee is composed of two directors appointed by the Board of Directors, each of whom is independent under NASDAQ and applicable SEC rules, and operates under a written charter adopted by the Board of Directors on March 9, 2004 (which charter appears on the Company’s website). The current members of the Compensation Committee are Messrs. Goldberg (Chairman) and Solomon.

The Company’s executive compensation program is designed to attract, motivate and retain management with incentives linked to financial performance and enhanced stockholder value. Each executive officer’s compensation includes base salary and, upon the achievement of certain performance goals as set forth below, a cash performance award. The Company also seeks to incentivise and reward its executive officers and to align their financial interests with those of the Company’s stockholders through equity awards under the Company’s 2002 Stock Incentive Plan.

In determining the executive officers’ base salary for the 2005 fiscal year, the Compensation Committee considered, among other things, each individual officer’s job performance and level of responsibility, historic compensation, years of employment with the Company and the rate of inflation. Mr. Horowitz’s and Mr. Molino’s base salary each increased by 5% for 2005. These increases were based on a subjective evaluation of the performance of Mr. Horowitz and Mr. Molino during the prior year.

In 2001, the Company established the P&F Industries, Inc. Executive Incentive Bonus Plan (the “Executive Incentive Plan”). Pursuant to the Executive Incentive Plan, each participant was entitled to a cash bonus based upon a percentage of the pre-tax profits of the Company for an award period as set forth in the Executive Incentive Plan. For the year ended December 31, 2005, Messrs. Horowitz and Molino were awarded bonuses of $959,638 and $284,709, respectively, under the Executive Incentive Plan.

On January 25, 2006, the Compensation Committee terminated the Executive Incentive Plan, subject to the payment of awards for fiscal 2005 which were subsequently determined and paid, with the intent to replace the benefit provided thereunder with the benefit provided under the P&F Industries, Inc. Executive 162(m) Bonus Plan (the “Bonus Plan”). The Bonus Plan was approved by the Board of Directors on March 14, 2006 and is being submitted to stockholders for approval at the Annual Meeting.

The Compensation Committee has adopted the Bonus Plan to ensure, when appropriate, that awards paid under the Bonus Plan qualify as performance-based compensation and are, therefore, fully deductible by the Company for income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company’s stockholders approve the Bonus Plan (see Proposal 2, pages 17 to 20), payments made under the Bonus Plan to the Company’s five most highly compensated executive officers will be fully deductible by the Company, beginning with the Bonus Plan payment for 2006.

Under the Bonus Plan, the Compensation Committee will select the employees of the Company and its subsidiaries (as such term is defined in the Bonus Plan) who will participate in the Bonus Plan for each performance period (as such term is defined in the Bonus Plan). The Compensation Committee will establish the objective performance goals, formulae or standards and the individual target performance award (if any) applicable to each participant for a performance period prior to the beginning of such performance period or at such later date as permitted under Section 162(m) of the Code, and while the outcome of the performance goals are substantially uncertain. The performance goals and the business criteria upon which such performance goals will be based are set out above under Proposal 2, in the section entitled “Description of Bonus Plan”.

On January 25, 2006, subject to stockholder approval of the Bonus Plan, the Compensation Committee determined that Richard A. Horowitz and Joseph A. Molino, Jr. would be participating in the Bonus Plan for 2006, and set individual maximum awards and performance goals for 2006 based on the payment of a percentage of the Company’s profits to each participant in relation to the achievement of certain target levels with respect to return on stockholder equity. The Company has reserved the right to award less than the maximum award.

The Stock Option Committee periodically grants stock options to executive officers and other key employees as part of the Company’s overall executive compensation program. When granting options to executive officers, the Stock Option Committee considers the total number of shares available under the Company’s 2002 Stock Incentive Plan, the number of options previously granted to such officers, and Company and individual performance. However, no specific corporate or individual performance factors are used. During 2005, options were granted by the Stock Option Committee to Mr. Molino to purchase 20,000 shares of Class A Common Stock.

Policy on Deductibility of Compensation

Section 162(m) of the Code places a $1 million cap on the amount that a publicly-traded corporation may deduct for compensation paid to each of its top five most highly compensated executive officers employed by the Company on the last day of the Company’s fiscal year. “Performance-based compensation”—compensation approved by the Company’s stockholders and administered by the Compensation Committee in accordance with Internal Revenue Service regulations—is excluded from the $1 million cap.

The Compensation Committee believes that in order to compete effectively with other similarly situated companies in the acquisition and retention of top executive talent, the Company must have the flexibility to pay compensation that may not be fully deductible under Section 162(m) of the Code. During 2005, Mr. Horowitz’s cash compensation exceeded the deductible amount. Hence, the Compensation Committee also believes that to the extent possible compensation shall be designed to be fully deductible under Section 162(m) of the Code and is proposing the Bonus Plan to help accomplish this goal.

Members of the Compensation Committee
Alan I. Goldberg (Chairman)
Mitchell A. Solomon

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors of P&F Industries, Inc. is composed of three independent directors appointed by the Board of Directors (each of whom is independent under NASDAQ and applicable SEC rules) and operates under a written charter adopted by the Board of Directors on March 9, 2004. During 2005, the members of the Audit Committee were Messrs. Franklin (Chairman), Goldberg and Solomon. The current members of the Audit Committee are Messrs. Franklin (Chairman), Goldberg and Solomon.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and the internal audit function. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board of Directors.

In this context, the Audit Committee has met and held discussions separately, and jointly, with each of management and the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (which were received by the Audit Committee), and considered the compatibility of non-audit services provided by the independent registered public accountants with the registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accountants, and the Audit Committee’s review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

Members of the Audit Committee
Jeffrey D. Franklin (Chairman)
Alan I. Goldberg
Mitchell A. Solomon

(1)          This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPANY STOCK PERFORMANCE GRAPH

The following performance graph compares the five-year cumulative return of the Class A Common Stock to the total returns of (a) the NASDAQ Stock Market (U.S.A.) Index, and (b) a self-determined peer group comprised of publicly-traded companies with similar industry classifications and similar market capitalization as the Company at December 31, 2005 (the “Peer Group”). The Peer Group was used because the Company, through its operating subsidiaries, engages in several different lines of business, and management believes that an applicable published industry or line-of-business index does not exist. ACR Group, Inc., Patrick Industries, Inc. and QEP Company, Inc. comprise the Peer Group. Each case assumes a $100 investment on January 1, 2001 and reinvestment of any dividends. Cumulative returns are at December 31 of each year.

FIVE YEAR CUMULATIVE TOTAL RETURNS

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG P & F INDUSTRIES, INC.,
NASDAQ MARKET INDEX (U.S.) AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2005.

PROPOSAL 2

PROPOSAL TO APPROVE THE COMPANY’S EXECUTIVE 162(M) BONUS PLAN

General

On January 25, 2006, the Compensation Committee adopted the Executive 162(m) Bonus Plan (the “Bonus Plan”), subject to approval by the stockholders of the Company, which will provide for incentive payments to the Company’s key executives who may be affected by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), and are designated by the Compensation Committee to be subject to the Bonus Plan. The Bonus Plan is designed to provide for a direct correspondence between performance and compensation for certain key Company executives and to qualify certain components of compensation paid to certain of the Company’s key executives for the tax deductibility exception under Code Section 162(m) while maintaining a degree of flexibility in the amount of incentive compensation paid to such individuals. Subject to approval by the stockholders of the Company at the Annual Meeting, the Bonus Plan will replace the Company’s Executive Incentive Bonus Plan with respect to bonuses for executives who are designated by the Compensation Committee to be subject to the Bonus Plan. The Compensation Committee expects to designate as participants in the Bonus Plan those executives whose bonuses will be subject to Code Section 162(m).

Code Section 162(m) generally disallows a Federal income tax deduction to any publicly held corporation for non-performance based compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers employed on the last day of the taxable year. The Company intends to structure awards under the Bonus Plan so that compensation resulting therefrom would be qualified “performance based compensation” eligible for continued deductibility. To preserve the tax deductibility of such compensation, the Company is seeking approval of the Bonus Plan, including the business criteria upon which the performance goals applicable to the Bonus Plan may be based and the maximum amount that may be paid during any performance period to an executive.

The following summary describes the principal provisions of the Bonus Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Bonus Plan, attached as Appendix A to this Proxy Statement.

Plan Administration

The Bonus Plan will be administered by the Compensation Committee. The Compensation Committee will select the key executives who will be eligible to receive awards, the target pay-out level and the performance targets. The Compensation Committee will certify the level of attainment of performance targets.

Description of Bonus Plan

Participants in the Bonus Plan will be eligible to receive cash performance awards based on attainment by the Company and/or a subsidiary, division or other operational unit of the Company of specified performance goals to be established for each performance period by the Compensation Committee. The performance award will be payable as soon as administratively feasible in the next fiscal year following the end of the performance period with respect to which the payment relates, but only after the Compensation Committee certifies that the performance goals have been attained. The Compensation Committee has the right to reduce awards in their discretion even if the performance goals have been attained.

Code Section 162(m) requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following business criteria with regard to the Company (or any subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

•       the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets;

•       the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits, including that attributable to continuing and/or other operations;

•       the attainment of certain target levels of, or a specified increase in, operational cash flow;

•       the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;

•       the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations;

•       the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions;

•       the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital);

•       the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity;

•       the attainment of certain target levels of, or a percentage increase in, market share;

•       the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock;

•       the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends;

•       the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; or

•       the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula.

To the extent permitted under Code Section 162(m), the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

The maximum performance award payable to any individual for any performance period is $2,750,000. Each performance period will be a period of 1 year (fiscal or calendar) or less, as determined by the Board of Directors.

A participant and the Company may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the performance period to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). To the extent applicable, any deferral under the Bonus Plan is intended to comply with the applicable requirements of Code Section 409A (and the regulations thereunder) and will be limited, construed and interpreted in a manner so as to comply therewith.

Term and Amendment of the Bonus Plan

The Bonus Plan, if approved by the stockholders of the Company, will be effective as of January 1, 2006. The Bonus Plan may be amended or discontinued by the Board of Directors at any time. However, stockholder approval is required for an amendment that increases the maximum payment which may be made to any individual for any performance period above the award limits outlined above and specified in the Bonus Plan, materially alters the business criteria for performance goals set forth in the Bonus Plan, changes the class of eligible employees or otherwise requires stockholder approval under Code Section 162(m). In addition, the business criteria for performance goals under the Bonus Plan must be reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance goals.

The Bonus Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Code Section 401(a).

Description of Bonus Plan Awards for 2006

Subject to approval of the Bonus Plan by the stockholders, the Compensation Committee determined that Richard Horowitz and Joseph Molino will be eligible to receive awards under the Bonus Plan for the initial performance period of 2006, provided that the performance goals described below are satisfied and certified by the Compensation Committee in accordance with Code Section 162(m). This award may range from 0% to 9.0% of the Company’s profits (as determined in accordance with the applicable award agreement) for Mr. Horowitz and from 0% to 2.3% of the Company’s profits (as determined in accordance with the applicable award agreement) for Mr. Molino for the initial performance period depending upon the achievement of the performance goals described below.

For the initial performance period, the Compensation Committee has established, subject to stockholder approval of the Bonus Plan, the achievement of certain target levels with respect to return on stockholder equity as the performance goal for Richard Horowitz and Joseph Molino.

If the performance criteria set forth above had been in effect during 2005, the awards that would have been payable to Messrs. Horowitz and Molino, before any reduction by the Committee, would have been $959,638 and $284,709, respectively.

Required Vote

Approval of the proposed Executive 162(m) Bonus Plan requires the affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.

The Board of Directors Recommends that Stockholders Vote
FOR the Proposed Executive 162(m) Bonus Plan

CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On August 19, 2005, the Company dismissed BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm and engaged Grant Thornton LLP (“Grant Thornton”) in that capacity. The Audit Committee of the Board of Directors of the Company approved the decision to change accountants.

The report of BDO on the Company’s financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

At no time during the Company’s past two (2) fiscal years or the period from January 1, 2005 to August 19, 2005 (a) were there any disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in its report on the financial statements for such years; and (b) were there any reportable events as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Company provided BDO with a copy of the foregoing disclosures and requested that BDO furnish the Company with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of BDO’s letter, dated August 19, 2005, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on August 24, 2005 with the SEC.

At no time during the Company’s past two (2) fiscal years or the period from January 1, 2005 to August 19, 2005 did the Company consult with Grant Thornton with respect to any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton LLP as independent registered public accountants for the Company, to audit and report upon the Company’s consolidated financial statements for the 2006 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, to make a statement if they desire to do so, and to be available to respond to appropriate questions that may be asked by stockholders. Representatives of BDO Seidman, LLP are not expected to be present at the Annual Meeting, will not have the opportunity to make a statement and will not be available to respond to questions asked by stockholders.

The following table sets forth the fees billed by our independent registered public accountants for professional services for each of the two fiscal years ended December 31, 2005 and 2004. BDO Seidman, LLP served as our independent registered public accounting firm until August 19, 2005, at which time Grant Thornton LLP was engaged as our independent registered public accounting firm.

	2005	2004
Audit Fees	$413,371	$342,900
Audit-Related Fees	40,189	163,908
Tax Fees	75,265	83,400
All Other Fees	—	—
	$528,825	$590,208

Audit fees include fees billed for the audit of P&F Industries, Inc. and its consolidated subsidiaries, the review of quarterly financial information, the issuance of consents in various filings with the SEC, and attendance at Audit Committee meetings.

Audit-Related Fees include fees billed for due diligence related to mergers and acquisitions, consultation on accounting matters and assistance in preparing for Section 404 reporting pursuant to the Sarbanes-Oxley Act of 2002.

Tax Fees include fees billed for consulting services on tax planning matters, review of federal and state income tax returns and matters involving federal and state income tax examinations.

All Other Fees includes fees billed for services not classified in any of the above categories. There were no such fees in 2005 or 2004.

The Audit Committee negotiates the annual audit fee directly with the Company’s independent registered public accountants. The Audit Committee has also established pre-approved services for which the Company’s management can engage the Company’s independent registered public accountants. Any work in addition to these pre-approved services in a quarter requires the advance approval of the Audit Committee. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining Grant Thornton LLP’s independence. All non-audit services provided in 2005 were pre-approved by the Audit Committee.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
AND OTHER PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 31, 2006 will be held on or about May 30, 2007. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2007, no earlier than October 31, 2006 and no later than December 29, 2006. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive timely notice of any stockholder proposal for the 2006 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2007, such proposal must be received by the Secretary of the Company by December 29, 2006 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2007 is changed to a date more than 30 days earlier or later than May 30, 2007, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

ADDITIONAL INFORMATION AND OTHER MATTERS

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 (WITHOUT EXHIBITS) AS FILED WITH THE SEC MAY BE OBTAINED FREE OF CHARGE BY WRITING TO THE COMPANY, 445 BROADHOLLOW ROAD, SUITE 100, MELVILLE, NEW YORK 11747, ATTENTION: SECRETARY OF THE COMPANY.

Management of the Company is not aware of any matters to be presented for action at the Annual Meeting other than the matters mentioned above, and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

By order of the Board of Directors,
JOSEPH A. MOLINO, JR.
Secretary
Date: April 24, 2006

Appendix A

THE P&F INDUSTRIES, INC.
EXECUTIVE 162(m) BONUS PLAN

1.                 PURPOSE

The purpose of this Plan is to attract, retain and motivate key executive employees by providing cash performance awards to designated key executive employees of the Company and its Subsidiaries. This Plan shall be effective upon the approval of the Plan by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.                 DEFINITIONS

Unless the context otherwise requires, the follow terms shall have the meanings set forth below:

(a)           “Award”—shall mean the total Performance Award as determined under the Plan.

(b)          “Board”—shall mean the Board of Directors of the Company.

(c)           “Change in Control of the Company”—shall have the meaning set forth in Exhibit A.

(d)          “Code”—shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(e)           “Code Section 162(m)”—shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(f)             “Company”—shall mean P&F Industries, Inc. and any successor by merger, consolidation or otherwise.

(g)           “Committee”—shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board all of whose members shall satisfy the requirements to be “outside directors,” as defined under Code Section 162(m).

(h)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any successor thereto.

(i)             “Individual Target Award”—shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.

(j)              “Participant”—shall mean an employee of the Company or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

(k)          “Performance Award”—shall mean the amount paid or payable under Section 6 hereof.

(l)             “Performance Goal”—shall mean the objective performance goals, formulae or standards that the Committee shall establish in accordance with Section 6.2 hereof.

(m)      “Performance Period”—shall mean a period of one (1) year, fiscal or calendar, or less, as determined by the Board.

(n)          “Plan”—shall mean this P&F Industries, Inc. Executive 162(m) Bonus Plan.

(o)          “Subsidiary”—shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.

3.                 ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Awards within the Plan guidelines; (iv) certify attainment of performance goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended By-laws, the General Corporation Law of the State of Delaware or otherwise.

4.                 ELIGIBILITY AND PARTICIPATION

(a)          For each Performance Period, the Committee shall select the employees of the Company and its Subsidiaries who are to participate in the Plan from among the executive employees of the Company and its Subsidiaries.

(b)         No person shall be entitled to any Award under this Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.                 INDIVIDUAL TARGET AWARD

For each Participant for each Performance Period, the Committee may specify a targeted performance award, which shall be referred to herein as an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level or any Individual Target Award be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in Section 6.2 below), the Committee shall prescribe a formula to determine the percentages (which, subject to Section 6.5 hereof, may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6.                 PERFORMANCE AWARD PROGRAM

6.1   Performance Awards.   Subject to Section 7 herein, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to Section 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

6.2   Performance Goals.   The Committee shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company (or a Subsidiary, division, other operational unit or administrative department of the Company): (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits, including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions; (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (ix) the attainment of certain target levels of, or a percentage increase in, market share; (x) the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; or (xiii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

6.3   Except as otherwise provided herein, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q.

6.4   To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

6.5   Maximum Performance Award.   The maximum Performance Award payable to a Participant for any Performance Period is $2,750,000.

6.6   Payment Date; Committee Certification.   Performance Awards will be paid as soon as administratively feasible in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6.2 (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or Change in Control of the Company or certain other termination situations) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates in accordance with any deferred compensation program, if any, in effect applicable to such Participant. The Committee shall use its best efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2½) months after the end of each Performance Period. Any Performance Award deferred by a Participant shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program. To the extent applicable, any deferral under this section is intended to comply with the applicable requirements of Code Section 409A (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

7.                 EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

No Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date Awards for the Performance Period are generally paid to Participants; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Performance Period, except that, to the extent permitted under Code Section 162(m), in the case of death, disability or Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an award (payable immediately) equal to a pro-rata portion (through the date of the Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period. Any such immediate pro-rata payment shall reduce any other Award made for such Performance Period under this Plan by the amount of the pro-rata payment.

8.                 NON-ASSIGNABILITY

No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.                 NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.          AMENDMENT OR TERMINATION

The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amount set forth in Section 6.5; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Performance Period otherwise payable hereunder. In addition, no Award shall be granted based on the Performance Goals established on or after the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Performance Goals, unless the stockholders reapprove the Performance Goals on or before such stockholder meeting.

Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Board (or a duly authorized committee thereof) may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Plan to comply with Code Section 409A and the regulations thereunder or any other applicable law without Participant consent.

11.          SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.          WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.          GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

Exhibit A

A Change in Control of the Company shall, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable award agreement states otherwise, be deemed to occur if:

i.                   any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than a Founder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of the Company’s Class A common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

ii.               during any period of two (2) consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or

iii.           the Company undergoes a liquidation or dissolution or a sale of all or substantially all of its assets. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control of the Company;

As used herein, “Founder” means Richard A. Horowitz and any of his affiliates.